Exhibit 10.74
                             CMC HEARTLAND PARTNERS


                          Harrison Severance Agreement

This agreement is entered into on March 31, 2006 by and between CMC Heartland Partners ("Company") and Charles A. Harrison ("Harrison").

Harrison is employed by the Company as Senior Vice President. The Company plans to liquidate its assets, provide for its liabilities and wind up its business. In furtherance of those plans, the Company and Harrison agree as follows:

The Company will pay Harrison a $25,000 merit bonus for work in connection with transfer to an outside liquidation expert, payable on turn over of management of liquidation of the Company to the outside liquidation expert.

The Company will pay Harrison $50,000 in monthly payments for consulting services to the Company during the first year after termination of Harrison's employment by the Company.

The specific form of the severance and consulting agreement is to be negotiated at the time of severance, but the parties intend for it to be generally similar in form to the Confidential Separation Agreement, General Release an Consulting Agreement dated January 25, 2005 by and between the Company and Richard P. Brandstatter.

CMC Heartland Partners
By

/s/ Lawrence Adelson
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Lawrence Adelson

/s/ Charles Harrison
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Charles Harrison